Exhibit B
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                              AMENDED AND RESTATED
                     TRANSFER AGENT'S COMPENSATION SCHEDULE

                         As Amended on October 26, 2000


For the services delineated in the DIVIDEND DISBURSING AND TRANSFER AGENT AGREEMENT, the Transfer Agent shall be compensated monthly, according to the following fee schedule.


    Shareholder servicing fee
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    $15.00 per shareholder per year

    Minimum fee of $1,500 per month, plus $500 per month for each additional class of shares.